Exhibit 10.2

SECOND AMENDED AND RESTATED TRUST AGREEMENT

OF

CF NET LEASE PORTFOLIO IV DST

DATED AS OF

NOVEMBER 23, 2021

BY AND AMONG

CANTOR FITZGERALD INCOME TRUST OPERATING PARTNERSHIP, L.P.

AS DEPOSITOR AND A CLASS A OWNER

AND

CF NET LEASE PORTFOLIO MANAGER IV, LLC

AS MANAGER,

AND

DELAWARE TRUST COMPANY

AS TRUSTEE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM.

TABLE OF CONTENTS

1.	Definitions		2

2.	General Matters		7

	2.1	Organizational Matters	7
	2.2	Declaration of Trust and Statement of Intent	8
	2.3	Purposes	8

3.	Provisions Relating to the Tax Treatment and the Loan		8

	3.2	Provisions Relating to Tax Treatment	8
	3.3	Provisions Relating to the Loan	10

4.	Concerning the Trustee		15

	4.1	Power and Authority	15
	4.3	Trustee’s Capacity	15
	4.4	Duties	16
	4.6	Removal; Resignation; Succession	17

5.	Concerning the Manager		18

	5.1	Power and Authority	18
	5.2	Manager’s Capacity	18
	5.3	Duties	19
	5.4	Indemnification	21
	5.5	Fees and Expenses	21
	5.6	Sale of Trust Estate by Manager is Binding	22
	5.8	Rights and Powers of Depositor Prior to Conversion Notice	23
	5.9	Issuance of Conversion Notice	23
	5.10	Reports by Manager	23

6.	Beneficial Interests		23

	6.1	Confirmation of Purchase of Class A Interests	23
	6.3	Contributions by the Class A Owners: Issuance of Class A Interests and
		Reduction in Depositor’s Class A Interests	24
	6.4	Agreement to be Bound	24
	6.5	Ownership Records	24
	6.6	Restrictions on Transfer	24
	6.7	Conditions to Admission of New Owners	24
	6.8	Limit on Number of Owners	25
	6.9	Representations, Warranties, Acknowledgements and Agreements of Owners	25
	6.10	Status of Relationship	25
	6.11	Owners and the Trust	26

i

7.	Distributions and Reports		26

	7.1	Distributions in General	26
	7.2	Distributions upon Dissolution	26
	7.3	Cash and Other Accounts	26

8.	Reliance; Representations; Covenants		27

	8.1	Good Faith Reliance	27
	8.2	No Representations or Warranties as to Certain Matters	27

9.	Termination		28

	9.1	Termination in General	28
	9.2	Transfer Distribution	28
	9.3	Sale of the Projects	29
	9.4	Liability of Manager	29
	9.5	Certificate of Cancellation	29

10.	Fair Market Value Option		29

	10.1	Investors’ Grant of Option	29
	10.2	Investors’ Cash Election	30
	10.3	Timing of Exercise	30
	10.4	Procedure	30
	10.5	Federal Income Tax Treatment	31
	10.6	Tax Protection Agreement	31
	10.7	Determination of Fair Market Value	31
	10.8	Continued Existence of Trust	32
	10.9	Assignment of Fair Market Value Option; Substitute for OP Units	32

11.	Miscellaneous		32

	11.1	Limitations on Rights of Other Persons	32
	11.2	Successors and Assigns	32
	11.3	Usage of Terms	33
	11.4	Headings	33
	11.5	Amendments	33
	11.6	Notices	33
	11.7	Governing Law	34
	11.8	Venue	34
	11.9	Counterparts	35
	11.10	Severability	35
	11.11	Signature of Class A Owners	35

ii

EXHIBITS

EXHIBIT A	–	REAL ESTATE
EXHIBIT B-1	–	OWNERSHIP RECORDS FOR CLASS A INTERESTS OF CF NET LEASE PORTFOLIO IV DST
EXHIBIT B-2	–	OWNERSHIP RECORDS FOR CLASS B INTERESTS OF CF NET LEASE PORTFOLIO IV DST
EXHIBIT C	–	FORM OF SIGNATURE PAGE FOR CLASS A OWNERS OF CF NET LEASE PORTFOLIO IV DST
EXHIBIT D	–	FORM OF LIMITED LIABILITY COMPANY AGREEMENT
EXHIBIT E	–	TRUSTEE AND MANAGER FEES
EXHIBIT F	–	CONVERSION NOTICE
EXHIBIT G	–	FORM OF NOTICE OF EXERCISE OF FAIR MARKET VALUE OPTION
EXHIBIT H	–	FORM OF TAX PROTECTION AGREEMENT

iii

SECOND AMENDED AND RESTATED TRUST AGREEMENT

OF

CF NET LEASE PORTFOLIO IV DST

A DELAWARE STATUTORY TRUST

This Second Amended and Restated Trust Agreement (this “Agreement”), dated as of November [__], 2021 (the “Effective Date”) (as the same may be amended or supplemented from time to time), of CF Net Lease Portfolio IV DST (the “ Trust”) is made by and among Cantor Fitzgerald Income Trust Operating Partnership, L.P., a Delaware limited partnership, as the depositor (the “Depositor”) and as the initial Class A Owner (the “Operating Partnership”), CF Net Lease Portfolio Manager IV, LLC, a Delaware limited liability company, as the manager (the “Manager”), and Delaware Trust Company, a Delaware corporation, as trustee (the “Trustee”). Except as otherwise provided in this Agreement, defined terms shall have the meanings set forth in Section 1.

RECITALS

A. On October 18, 2016, CF Net Lease Portfolio Depositor IV, LLC, a Delaware limited liability company, as the original depositor and the original owner of the Class B Interests (the “Prior Depositor”), and Trustee formed the Trust as a statutory trust in accordance with the Act.

B. The Prior Depositor, the Trustee, and the Manager entered into a Trust Agreement dated as of October 18, 2016 (the “First Agreement”).

C. The Prior Depositor, the Trustee, and the Manager entered into an Amended and Restated Trust Agreement dated as of November 14, 2016 (the “Amended and Restated Agreement”).

D. The Trust, using, in part, the proceeds from the Loan, acquired the Projects, which are subject to the Leases with the Tenant.

E. The Operating Partnership acquired 100% of the Class B Interests from the Prior Depositor, which Class B Interests were subsequently retired.

F. The Prior Depositor, the Operating Partnership, the Trustee, and the Manager entered into an Amendment to Amended and Restated Trust Agreement dated as of May 9, 2019 (the “First Amendment Agreement”).

G. The Prior Depositor, the Operating Partnership, and the Manager entered into a Second Amendment to Amended and Restated Trust Agreement dated as of March 3, 2021 (the “Second Amendment Agreement” and collectively with the First Agreement, the Amended and Restated Agreement, and the First Amendment Agreement, the “Original Agreement”).

H. As of the Effective Date, the Operating Partnership is the Depositor and owns 100% of the Class A Interests, and there are no other beneficial interests in the Trust outstanding as of the Effective Date (whether Class B Interests or otherwise).

I. It is anticipated that Investors will acquire Class A Interests in the Trust in exchange for the payment of cash to the Trust and become Class A Owners in accordance with the provisions of this Agreement, which cash will be used by the Trust to redeem Depositor’s Class A Interests on a proportionate basis. Upon the sale of all of the remaining Class A Interests, Depositor will no longer have any interest in the Trust.

J. The Trust has appointed the Trustee and the Manager to undertake certain actions and perform certain duties pursuant to this Agreement.

K. The parties now desire to amend and restate in its entirety the Original Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used in this Agreement that are not defined elsewhere in this Agreement have the following meanings:

“Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §§ 3801 et seq., as the same may be amended from time to time.

“Accredited Investor” has the meaning ascribed to it in Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission under its authority pursuant to the Securities Act.

“Affected Project” has the meaning given to such term in Section 9.2.3.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allendale Project” means that certain real property and improvements located at 6840 Lake Michigan Drive, Allendale, Michigan, as more particularly described on Exhibit A to this Agreement.

“Beneficial Interest” means a beneficial ownership interest in the Trust, as such term is used in the Act, which interests shall be Class A Interests and/or Class B Interests.

“Business Day” is any day other than a Saturday, Sunday or legal holiday in the State of Delaware.

“Cash Amount” has the meaning set forth in Section 10.4.

“Cash Amount Cap” has the meaning set forth in Section 10.4.

“Cash Election Deadline” has the meaning set forth in Section 10.4.

“Cash Election Investors” has the meaning set forth in Section 10.4.

“Cash Election Notice” has the meaning set forth in Section 10.4.

“Certificate of Trust” means the certificate of trust of the Trust, filed with the Delaware Secretary of State on October 18, 2016.

“ CFIT” shall mean Cantor Fitzgerald Income Trust, Inc., a Maryland corporation and a publicly registered non-traded real estate investment trust. For the avoidance of doubt, all references herein to CFIT shall include all direct and indirect subsidiaries of CFIT, including but not limited to Cantor Fitzgerald Income Trust Operating Partnership, L.P.

“Cincinnati Project” means that certain real property and improvements located at 6918 Hamilton Avenue, Cincinnati, Ohio, as more particularly described on Exhibit A to this Agreement.

“Class A Interests” means the Beneficial Interests held by the Operating Partnership and/or the Investors.

“Class A Owners” means the registered holders of the Class A Interests.

“Class B Interests” means the Beneficial Interests initially held by the Prior Depositor. As of the Effective Date, there are no Class B Interests outstanding.

“Class B Owners” means the registered holders of the Class B Interests.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Complete Transfer Distribution” has the meaning given to such term in Section 9.2.

“Conversion Date” means the date of the Conversion Notice.

“Conversion Notice” means the notice, in substantially the form of Exhibit F, issued by the Depositor to the Trustee and the Manager.

“Delaware Trust Company” means Delaware Trust Company, a Delaware corporation, in its individual capacity.

“Depositor” has the meaning given to such term in the introductory paragraph hereof.

“Edmond Project” means that certain real property and improvements located at 1400 E 2nd Street, Edmond, Oklahoma, as more particularly described on Exhibit A to this Agreement.

“Effective Date” means the effective date of this Agreement as specified in the introductory paragraph hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exercise Date” has the meaning set forth in Section 10.4.

“Fair Market Value Option” has the meaning set forth in Section 10.1.

“Investor FMV” has the meaning set forth in Section 10.4.

“Investors” mean purchasers of the Class A Interests.

“Lawton Project” means that certain real property and improvements located at 6701 NW Cache Road, Lawton, Oklahoma, as more particularly described on Exhibit A to this Agreement.

“Leases” mean, collectively, each of the leases with the Tenant related, as applicable, to each of the Projects.

“Lender” means Citigroup Global Markets Realty Corp. and its successors and assigns.

“Lender’s Termination Notice” has the meaning given to such term in Section 9.2.1(b).

“LLC Agreement” has the meaning set forth in Section 9.2.1(b).

“Loan” means that certain loan from Lender to the Trust in the principal amount of approximately $22,495,184, as evidenced and secured by the Loan Documents.

“Loan Documents” mean the Loan Agreement; Promissory Note; Deeds of Trust or Mortgages (as applicable), Assignment of Leases and Rents, Security Agreement and Fixture Filing; Environmental Indemnity Agreement; Clearing Account Deposit Control Account Agreement; Cash Management Agreement; Guaranty Agreement and all related documents.

“Manager” means CF Net Lease Portfolio Manager IV, LLC, a Delaware limited liability company, or any successor Manager appointed pursuant to the terms of this Agreement.

“Manager Expenses” has the meaning set forth in Section 5.4.

“Manager Indemnified Persons” has the meaning set forth in Section 5.4.

“Marquette Project” means that certain real property and improvements located at 1115 W Washington Street, Marquette, Michigan, as more particularly described on Exhibit A to this Agreement.

“Material Action” means to institute proceedings to have the Trust be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Trust or file a petition seeking, or consent to, reorganization or relief with respect to the Trust under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or a substantial part of its property, or make any assignment for the benefit of creditors of the Trust except upon the request of the Lender, or admitting, in writing in any legal proceeding the Trust’s inability to pay its debts generally as they become due (unless failure to make such admission would be a violation of law, or in the context of required financial reporting or settlement discussions with the Lender), or intentionally take action in furtherance of any such action, except as the request of the Lender, or, to the fullest extent permitted by law, dissolve or liquidate the Trust other than in connection with a Transfer Distribution.

“McAlester Project” means that certain real property and improvements located at 1000 E Carl Albert Parkway, McAlester, Oklahoma, as more particularly described on Exhibit A to this Agreement.

“Modified Cash Amount” has the meaning set forth in Section 10.4.

“NAV” has the meaning set forth in Section 10.7.1.

“Operating Partnership” shall have the meaning set forth in the preamble.

“Option Holder” has the meaning set forth in Section 10.1.

“OP Units” has the meaning set forth in Section 10.1.

“Owner” means each Person who, at the time of determination, holds a Beneficial Interest as reflected on the most recent Ownership Records.

“Ownership Records” means the records maintained by the Manager, substantially in the form as set forth on Exhibit B-1 and Exhibit B- 2, indicating from time to time the name, mailing address and Percentage Share of each Owner, which records shall be revised by the Manager contemporaneously to reflect the issuance of Beneficial Interests in accordance with this Agreement, changes in mailing addresses or other changes.

“Partial Transfer Distribution” has the meaning given to such term in Section 9.2.

“Percentage Share” means, for each Owner, the percentage of the aggregate Beneficial Interest in the Trust held by such Owner as reflected on the most recent Ownership Records. For the avoidance of doubt, the sum of (a) the Percentage Share of the Class A Interests and (b) the Percentage Share of the Class B Interests at all times shall be 100%.

“Permitted Encumbrances” means, with respect to each Project, collectively, (a) the liens and security interests created by the Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for taxes imposed by any governmental authority not yet due or delinquent (or that the Trust is contesting in accordance with the terms of the Loan Documents), (d) easements or other encumbrances granted pursuant to the Loan Documents, (e) the Leases, (f) other liens that the Borrower is contesting in accordance with the terms of the Loan Documents, and (g) such other title and survey exceptions as the Lender has approved or may approve in writing in the Lender’s reasonable discretion, which Permitted Encumbrances (excluding (e)), individually or in the aggregate, do not materially and adversely affect the value, operation or use of the applicable Project or the Trust’s ability to repay the Loan.

“Permitted Investment” means short-term obligations of (or guaranteed by) the United States or any agency or instrumentality thereof and in certificates of deposit or interest-bearing bank accounts of any bank or trust companies having a minimum stated capital and surplus of $100,000,000. All such obligations must mature prior to the next distribution date, and be held to maturity.

“Person” means a natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, statutory trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

“Projects” mean the Allendale Project, the Cincinnati Project, the Edmond Project, the Lawton Project, the Marquette Project, the McAlester Project and the Russellville Project.

“ Purchase Agreement” means the agreement to be entered into by the Trust and each Investor with respect to the acquisition of the Class A Interests.

“Rating Agencies” means each of Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Moody’s Investors Service, Inc. and Fitch, Inc., or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the securities.

“Real Estate FMV” has the meaning set forth in Section 10.7.2.

“Receipt Date” has the meaning set forth in Section 10.4.

“Redemption Fee” has the meaning set forth in Section 10.4.

“Reserves” has the meaning given to such term in Section 7.1.

“Restructure Springing LLC” has the meaning set forth in Section 9.2.

“ Russellville Project” means that certain real property and improvements located at 1100 E Main Street, Russellville, Arizona, as more particularly described on Exhibit A to this Agreement.

“Secretary of State” means the Delaware Secretary of State.

“Securities Act” means the Securities Act of 1933, as amended.

“Signature Page” has the meaning set forth in Section 6.7.

“Special Purpose Entity” has the meaning set forth in Section 3.3.2.

“Springing LLC” has the meaning set forth in Section 9.2.

“Tenant” means Walgreen Co., an Illinois corporation.

“Transaction Documents” mean this Agreement, the Purchase Agreements, the Leases and the Loan Documents, together with any other documents to be executed in furtherance of the investment activities of the Trust.

“Treasury Regulations” means the Treasury Regulations promulgated by the U.S. Department of Treasury pursuant to its authority under the Code.

“Trust” has the meaning set forth in the introductory paragraph hereof.

“Trust Estate” means all of the Trust’s right, title and interest in and to the Leases, the Projects, and any and all other property and assets (whether tangible or intangible) in which the Trust at any time has any right, title or interest.

“Trustee” means Delaware Trust Company, not in its individual capacity but solely as a trustee, or any successor trustee appointed as “Trustee” pursuant to this Agreement.

“Trustee Expenses” has the meaning set forth in Section 4.2.

“Trustee Indemnified Persons” has the meaning set forth in Section 4.2.

“Unit FMV” has the meaning set forth in Section 10.7.1.

2. General Matters.

2.1 Organizational Matters.

2.1.1 Delaware Trust Company is hereby appointed as the Trustee, and Delaware Trust Company hereby accepts such appointment.

2.1.2 The Trustee has executed and filed the Certificate of Trust in the office of the Secretary of State on October 18, 2016. The Trustee is authorized to execute and file in the office of the Secretary of State such additional certificates as may from time to time be required under the Act or any other Delaware law and to execute, in such forms as may be furnished to the Trustee from time to time, and deliver to the Manager such additional certificates and documents, including an additional original Certificate of Trust, as the Manager determines are required by the state and local laws of the jurisdictions in which the Projects are located, so that the Manager may have such additional certificates and documents filed with the appropriate governmental entities.

2.1.3 The name of the Trust is “CF Net Lease Portfolio IV DST.” Any reference to the Trust shall be a reference to the statutory trust formed pursuant to the Certificate of Trust and this Agreement and not to the Trustee, or the Manager individually or to the officers, agents or employees of the Trust, the Trustee, or the Manager.

2.1.4 The principal office of the Trust, and such additional offices as the Manager may establish, shall be located at such places inside or outside of the State of Delaware as the Manager shall designate from time to time. As of the Effective Date, the principal office of the Trust is located do the Manager at 110 East 59th Street, New York, NY 10022.

2.1.5 Legal title to the Trust Estate shall be vested in the Trust as a separate legal entity.

2.2 Declaration of Trust and Statement of Intent.

2.2.1 The Trustee hereby declares that it shall hold the Trust Estate in trust for the benefit of the Owners upon the terms set forth in this Agreement.

2.2.2 It is the intention of the parties that the Trust constitute a “statutory trust,” each Trustee is a “trustee,” the Manager is an “agent” of the Trust, the Owners are “beneficial owners,” and this Agreement is the “governing instrument” of the Trust, each within the respective meaning provided in the Act.

2.3 Purposes. The purposes of the Trust are to engage in the following activities: (i) to acquire the Projects subject to the Leases and enter into the Loan Documents, (ii) to hold the Projects for investment and to sell, transfer or exchange the Projects as required or permitted under Section 9, (iii) make monthly distributions to the Investors from cash generated by ownership of the Projects and (iv) to take such other actions as the Manager deems necessary to carry out the foregoing as are permitted in this Agreement.

3. Provisions Relating to the Tax Treatment and the Loan.

3.1 Section 3 Supersedes All Other Provisions of this Agreement. This Section 3 contains certain provisions intended to achieve the desired treatment of the Trust and Beneficial Interests for United States federal income tax purposes. To the extent of any inconsistency between this Section 3 and any other provision of this Agreement, this Section 3 shall supersede and be controlling; provided, for the avoidance of doubt, that nothing in this Section 3 shall limit or impair the Trust’s power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents, and further provided that the requirements of this Section 3 shall be enforceable to the maximum extent permissible under the Act.

3.2 Provisions Relating to Tax Treatment.

3.2.1 Prior to Conversion Notice Issuance. Prior to the issuance of the Conversion Notice, the sole Owner of the Trust has been and shall be the Depositor. The rights of the Depositor with respect to the assets and property held by the Trust are such that the Trust has been and will be characterized during such time as a “business entity” within the meaning of Treasury Regulations Section 301.7701-2. Because the Depositor has been and is the sole Owner, the Trust has been and is characterized as a disregarded entity, and all assets and property of the Trust have been and are treated for Federal income tax purposes as assets and property of the Depositor.

3.2.2 After Issuance of Conversion Notice. Upon the issuance of the Conversion Notice, the special rights of Depositor, as set forth in Section 5.8, will terminate and the Depositor will have the same rights as any Class A Owner. At that time, the Depositor will be deemed for Federal income tax purposes to have transferred the Projects to a separate entity, the Trust, which will be classified for Federal income tax purposes as specified in Section 3.2.3.

3.2.3 Intent to be Treated as Investment Trust. It is the intention of the parties to this Agreement that upon and at all times after the issuance of the Conversion Notice the Trust shall constitute an investment trust pursuant to Treasury Regulations Section 301.7701-4(c) and each Owner shall be treated as a “grantor” within the meaning of Code Section 671. As such, the parties further intend that each Owner shall be treated for Federal income tax purposes as if it holds a direct ownership interest in the Projects. Each Owner agrees to report its interest in the Trust in a manner consistent with the foregoing and otherwise not to take any action that would be inconsistent with the foregoing. Upon and after issuance of the Conversion Notice, none of the Trustee, the Manager, the Owners and/or the Trust shall have power and authority, or shall be authorized, and each of them is hereby expressly prohibited from taking, and none of them shall be allowed to take, any of the following actions, if the effect would be that such action or actions would constitute a power under the Agreement to “vary the investment of the certificate holders” under Regulations Section 301.7701-4(c)(1) and Rev. Rul. 2004-86:

(a) sell, transfer or exchange the Projects except as required under Section 9;

(b) reinvest any monies of the Trust, except to make modifications or repairs to the Projects permitted under this Agreement;

(c) renegotiate the terms of any loan or enter into new financing;

(d) renegotiate any lease or enter into new leases, except in the case of the tenant’s bankruptcy or insolvency;

(e) make modifications to the Projects (other than minor non-structural modifications) unless required by law;

(f) accept any capital from an Owner (other than capital from an Investor that will be distributed to the Depositor and reduce the Depositor’s Percentage Share); or

(g) take any other action which would in the opinion of tax counsel to the Trust cause the Trust to be treated as a business entity for federal income tax purposes.

3.2.4 The Trust shall hold the Trust Estate for investment purposes and only lease the Projects to the Tenant. The activities of the Trust with respect to the Trust Estate shall be limited to the activities which are customary services in connection with the maintenance and repair of the Projects and none of the Trustee, the Owners, the Manager or their agents shall provide non- customary services, as such term is defined in Code Sections 512 and 856 and Rev. Rul. 75-374, 1975-2 C.B. 261. The Trust shall conduct no business other than as specifically set forth in this Section 3.2. Without limiting the generality of the foregoing, upon and after issuance of the Conversion Notice, (A) none of the Trustee, the Manager, the Owners and the Trust shall have any power or authority to undertake any actions that are not permitted to be undertaken by an entity that is treated as a “trust” within the meaning of Treasury Regulations Section 301.7701-4 and not treated as a “business entity” within the meaning of Treasury Regulations Section 301.7701-3, and (B) this Agreement shall be interpreted and enforced so as to be in compliance with the requirements of Rev. Rul. 2004-86, 2004-33 I.R.B. 191. For Federal income tax purposes, after issuance of the Conversion Notice, the Trust is intended to be and shall constitute an investment trust pursuant to Treasury Regulations Section 301.7701-4(c) and a “grantor trust” under Subpart E of Part 1, Subchapter J of the Code (Code Sections 671 - 679) and shall not constitute a “business entity.”

3.2.5 Notwithstanding the foregoing or anything in this Agreement to the contrary, if at any time after the issuance of the Conversion Notice, all of the Class A Interests are held or come to be held by a single Owner, from and after such time: (i) the restrictions set forth in Sections 3.2.3 and 3.2.4 and any other restriction set forth herein applicable to entities described in the flush language of Section 3.2.3 shall no longer apply to the Trust, (ii) the Manager shall have the rights and powers set forth in Section 6.2 (whether to undertake such action or to permit such action to be undertaken by others, as determined in the Manager’s sole discretion); and (iii) the Trust shall be automatically classified thereafter as provided in Section 3.2.1 with respect to such sole owner of the Class A Interests.

3.3 Provisions Relating to the Loan.

3.3.1 This Section 3.3 is intended to qualify the Trust as a “special purpose entity” for purposes of the Loan. So long as any portion of the Loan is outstanding the provisions of this Section 3.3 shall be in full force and effect and the Trust shall comply with the requirements set forth below for a “Special Purpose Entity;” provided, however, that the provisions of this Section 3.3 shall cease to be of force or effect upon the repayment or defeasance of the Loan in full, in accordance with the Loan Documents. Subject to the provisions of Section 9.3 of the Loan Agreement, Lender shall be a third party beneficiary of the provisions of this Section 3.3; provided, however, that Lender’s sole and exclusive remedy as such third party beneficiary shall be to seek injunctive relief with respect to the enforcement of the provisions in this Section 3.3.

3.3.2 “Special Purpose Entity” means a Delaware statutory trust that, at all times on and after the date hereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from the Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any securities or any class thereof:

(a) is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, financing, managing, operating, and disposing of the Projects, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Projects in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b) has not engaged and shall not engage in any business unrelated to the purposes set forth in clause (a) above;

(c) has not owned and shall not own any real property other than the Projects;

(d) does not have, shall not have and at no time had any assets other than the Projects and personal property necessary or incidental to its ownership and operation of the Projects;

(e) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (i) any dissolution, winding up, liquidation, consolidation or merger, or (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(f) shall not cause, consent to or permit any amendment of this Agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this Section 3.3.2;

(g) has and shall have a Manager that is a Special Purpose Entity (as defined in the Loan Documents) which is a corporation or a single member Delaware limited liability company;

(h) has not and shall not, other than with respect to a Transfer Distribution: dissolve, merge, liquidate, consolidate; (ii) sell all or substantially all of its assets except as permitted by the Loan Documents; (iii) amend its organizational documents with respect to the matters set forth in this Section 3.3.2 without the consent of Lender; or (iv) without the consent of the Manager (including the affirmative vote of two (2) independent directors of the Manager), take any Material Action;

(i) is, as of the date hereof, and intends to remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same become due, and is, as of the date hereof, and intends to maintain adequate capital for the normal obligations reasonably foreseeable within the following thirty (30) day period for a business of its size and character and in light of its contemplated business operations (unless any such insolvency, or failure to pay its debts and liabilities, or failure to maintain adequate capital is due to an insufficiency in gross income from operations (as such term is used in the Loan Documents), or the Trust’s lack of access thereto due to the exercise of rights or remedies by Lender or any party acting on behalf of or for the benefit of Lender); provided, however, that the foregoing shall not require any member, partner or beneficiary, direct or indirect, any guarantor under the Loan Documents, or any other Person to make additional capital contributions (nor shall it prohibit the provision of any such capital by such Persons);

(j) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(k) shall maintain its books of account, books and records, and bank accounts (subject to clause (p) below) separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and to the extent that the Trust is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(l) has maintained and shall maintain its own records, books, resolutions and agreements;

(m) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person, except as required by the Loan Documents and except with respect to a custodial account maintained by the Manager on behalf of the Trust and certain other Affiliates of guarantor in which the funds have been and are separately accounted, and will continue to be separately accounted, for each item of income and expense applicable to each Project and the Trust;

(n) has held and shall hold its assets in its own name;

(o) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Trust;

(p) (i) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (ii) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (iii) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; or if such entity is disregarded for federal tax purposes, permitted by GAAP (or on a tax basis or other basis reasonably acceptable to Lender, consistently applied); provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity provided further that holders of beneficial interests in the Trust may account for such interests as their own and treat them in a manner consistent with the accounting that is customary for similarly-situated holders of such interests; provided, however, that the foregoing shall not limit the Owners from reporting their ownership interest in the Trust for tax purposes;

(q) has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations, which may be none (unless any failure to do so is due to an insufficiency in gross income from operations, or the Trust’s lack of access thereto due to the exercise of rights or remedies by Lender or any party acting on behalf of or for the benefit of Lender); provided, however, that the foregoing shall not require any member, partner or beneficiary, direct or indirect, any guarantor, or any other Person to make additional capital contributions (nor shall it prohibit the provision of any such capital by such Persons);

(r) has observed and shall observe all trust formalities;

(s) has not incurred indebtedness other than (i) acquisition financing with respect to the Projects; construction financing with respect to the improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the improvements; and first mortgage financings secured by the Projects; and indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, (iii) indebtedness incurred in the financing of equipment and other personal property used on the Projects and (iv) obligations under the Leases and Permitted Encumbrances;

(t) will have no indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Projects and the routine administration of the Trust, which liabilities are (A) not more than sixty (60) days past the later of the date incurred or invoiced (unless disputed in accordance with applicable law), (B) not evidenced by a note, (C) paid when due, (D) reasonable under the circumstances, and (E) in an aggregate amount with respect to the Projects not exceeding three percent (3.0%) of the original principal balance of the Loan at any time, (iii) [intentionally omitted], (iv) such other liabilities that are permitted pursuant to this Agreement, and (v) obligations under the Leases and Permitted Encumbrances; provided, however, a breach of clauses (A), (C) and/or (E) above that is due to an insufficiency in gross income from operations, the Trust’s lack of access thereto due to the exercise of rights or remedies by Lender or any party acting on behalf of or for the benefit of Lender shall not result in recourse under the Loan Documents; and further provided, however, that the foregoing shall not be deemed to require any member, partner or beneficiary, direct or indirect, any guarantor, or any other Person to make additional capital contributions (nor shall it prohibit the provision of any such capital by such Persons);

(u) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to the Loan Documents;

(v) has not acquired and shall not acquire obligations or securities of its beneficiaries or any other owner or Affiliate;

(w) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate (it being acknowledged that the fees and expenses to be paid by the Trust to the Manager as set forth in this Agreement in effect on the date hereof have been approved by the Lender);

(x) has maintained and used and shall maintain and use invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Projects;

(z) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Trust and not as a division or part of any other Person except as provided in (m) above;

(aa) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person except as provided in (m) above;

(bb) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and shall not identify its partners, members or shareholders or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable or at least no less advantageous to those of an arm’s-length transaction with an unrelated third party, it being acknowledged that the fees set forth on Exhibit E attached hereto are approved by the Lender;

(ee) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Loan;

(ff) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(gg) has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(hh) is in compliance with and shall comply with all of the terms and provisions contained in its organizational documents;

(ii) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts, except as provided in (m) above;

(jj) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(kk) has paid all taxes which it owes provided that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions, nor prohibit them from doing the same;

(ll) has paid any and all judgments against it provided that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions, nor prohibit them from doing the same; and

(mm) has no material contingent or actual obligations not related to the Projects provided that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions, nor prohibit them from doing the same.

Failure to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Trust as a separate legal entity or the limited liability of the Owners.

4. Concerning the Trustee.

4.1 Power and Authority of the Trustee. The Trustee shall have the power and authority, and is hereby authorized and empowered, to (a) accept legal process served on the Trust in the State of Delaware; and (b) execute any certificates that are required to be executed under the Act and file such certificates in the office of the Secretary of State, and take such action or refrain from taking such action under this Agreement as may be directed in a writing delivered to the Trustee by the Manager; provided, however, that the Trustee shall not be required to take or to refrain from taking any such action if the Trustee shall believe, or shall have been advised by counsel, that such performance is likely to involve the Trustee in personal liability or to result in personal liability to the Trustee, or is contrary to the terms of this Agreement or of any document contemplated hereby to which the Trust or the Trustee is or becomes a party or is otherwise contrary to law. The Manager agrees not to instruct the Trustee to take any action or to refrain from taking any action that is contrary to the terms of this Agreement or of any document contemplated hereby to which the Trust or the Trustee is or becomes party or that is otherwise contrary to law. Other than as expressly provided for in this Agreement, the Trustee shall have no duty to take any action for or on behalf of the Trust.

4.2 Trustee May Request Direction. If at any time the Trustee determines that it requires or desires guidance regarding the application of any provision of this Agreement or any other document, or regarding action that must or may be taken in connection herewith or therewith, or regarding compliance with any direction it received under this Agreement, then the Trustee may deliver a notice to a court of applicable jurisdiction requesting written instructions as to the desired course of action, and such instructions from the court shall constitute full and complete authorization and protection for actions taken and other performance by the Trustee in reliance thereon. Until the Trustee has received such instructions after delivering such notice, it shall be fully protected in refraining from taking any action with respect to the matters described in such notice.

4.3 Trustee’s Capacity. In accepting the trust hereby created, Delaware Trust Company acts solely as Trustee under this Agreement and not in its individual capacity, serves the Trust solely to fulfill the Trust’s obligation pursuant to Section 3807(a) of the Act to have at least one trustee who has its principal place of business in the State of Delaware, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement, the Transaction Documents, or any other document shall look only to the Trust Estate for payment or satisfaction thereof. Notwithstanding any provision of this Agreement or any other document to the contrary, under no circumstances shall Delaware Trust Company, in its individual capacity or in its capacity as Trustee, (a) have any duty to choose or supervise, nor shall it have any liability for the actions or inactions of, the Manager or any officer, manager, employee, or other Person

(other than Delaware Trust Company and its own employees), or (b) be liable or responsible for, or obligated to perform, any contract, representation, warranty, obligation or liability of the Trust, the Manager, or any officer, manager, employee, or other Person (other than Delaware Trust Company and its own employees); provided, however, that this limitation shall not protect Delaware Trust Company against any liability to the Owners to which it would otherwise be subject by reason of its willful misconduct, bad faith, fraud or gross negligence in the performance of its duties under this Agreement. Under no circumstances shall the Trustee be liable for any punitive, exemplary, consequential, special or other damages for a breach of this Agreement.

4.4 Duties. None of the Trustee, Delaware Trust Company or any successor Trustee shall have any duty or obligation under or in connection with this Agreement, the Trust, or any transaction or document contemplated by this Agreement, except as expressly provided by the terms of this Agreement, and no implied duties or obligations shall be read into this Agreement against the Trustee, Delaware Trust Company or any successor Trustee. The right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty. To the fullest extent permitted by applicable law, including without limitation Section 3806 of the Act, the Trustee’s, Delaware Trust Company’s or any successor Trustee’s duties (including fiduciary duties) and liabilities relating thereto to the Trust and the Owners shall be restricted to those duties (including fiduciary duties) expressly set forth in this Agreement and liabilities relating thereto.

4.5 Indemnification. The Class A Owners, jointly and severally, hereby agree to (a) reimburse the Trustee, Delaware Trust Company and/or any successor Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other professionals), incurred in connection with the negotiation, execution, delivery, or performance of, or exercise of rights or powers under, this Agreement, (b) to the fullest extent permitted by law, indemnify, defend and hold harmless the Trustee, Delaware Trust Company and/or any successor Trustee, and the officers, directors, employees and agents of the Trustee and/or any successor Trustee (collectively, including the Trustee, Delaware Trust Company and/or any successor Trustee in its individual capacity, the “Trustee Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel and other professionals), taxes and penalties of any kind and nature whatsoever (collectively, “Trustee Covered Expenses”), to the extent that such Trustee Covered Expenses arise out of or are imposed upon or asserted at any time against any such Trustee Indemnified Persons, including without limitation on the basis of ordinary negligence on the part of any such Trustee Indemnified Persons, with respect to or in connection with this Agreement, the Trust, or any transaction or document contemplated hereby; provided, however, that the Owners or the Trust shall not be required to indemnify a Trustee Indemnified Person for Trustee Covered Expenses to the extent such Trustee Covered Expenses result from the willful misconduct, bad faith, fraud or gross negligence of such Trustee Indemnified Person, and (c) to the fullest extent permitted by law, advance to each such Trustee Indemnified Person Trustee Covered Expenses incurred by such Trustee Indemnified Person in defending any claim, demand, action, suit or proceeding, in connection with this Agreement, the Trust, or any transaction or document contemplated hereby, prior to the final disposition of such claim, demand, action, suit or proceeding only upon receipt by any Class A Owner of an undertaking, by or on behalf of such Trustee Indemnified Person, to repay such amount if a court of competent jurisdiction renders a final, nonappealable judgment that includes a specific finding of fact that such Trustee Indemnified

Person is not entitled to be indemnified therefor under this Section 4.5. The obligations of the Class A Owners under this Section 4.5 shall survive the resignation or removal of the Trustee, shall survive the dissolution and termination of the Trust, and shall survive the termination, amendment, supplement, and/or restatement of this Agreement. The obligations of the Class A Owners under this Section 4.5 shall be personal obligations irrespective of the sufficiency or insufficiency of the Trust Estate to satisfy any such obligations; provided, however, that the Manager shall utilize income from the Trust Estate to satisfy any such obligations prior to seeking contribution from the Owners, which will reduce amounts that would otherwise be distributable to the Owners. For the avoidance of doubt, pursuant to Section 3803(b) of the Act, the Trustee shall not be liable to any person other than the Trust or a beneficiary of the Trust for any act, omission or obligation of the Trust or any trustee thereof and all persons having any claim against Act by reason of the transactions contemplated by this Agreement or any other agreement or instrument related to the Trust shall look only to the Trust Estate for payment or satisfaction thereto.

4.6 Removal; Resignation; Succession. The Trustee may resign at any time by giving at least sixty (60) days’ prior written notice to the Manager. The Manager may at any time remove the Trustee for Cause by written notice to the Trustee. Cause shall only result from the willful misconduct, bad faith, fraud or gross negligence of the Trustee with respect to the Trust, as determined by a final, nonappealable judgement of a court of competent jurisdiction. Such resignation or removal shall be effective upon the acceptance of appointment by a successor Trustee, as hereinafter provided. In case of the removal or resignation of a Trustee, the Manager may appoint a successor by written instrument. If a successor Trustee shall not have been appointed within sixty (60) days after the giving of such notice, the Trustee or any of the Owners may apply to any court of competent jurisdiction in the United States to appoint a successor Trustee to act until such time, if any, as a successor shall have been appointed as provided above. Any successor so appointed by such court shall immediately and without further act be superseded by any successor appointed as provided above within one (1) year from the date of the appointment by such court. Any successor, however appointed, shall execute and deliver to its predecessor Trustee an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor Trustee in the trusts under this Agreement with like effect as if originally named the Trustee in this Agreement; provided, however, that the predecessor Trustee shall take all action required to transfer title to the Trust Estate to such successor Trustee and upon the written request of such successor, such predecessor shall execute and deliver an instrument transferring to such successor, upon the trusts in this Agreement expressed, all the estates, properties, rights, powers, duties and trusts of such predecessor, and such predecessor shall duly assign, transfer, deliver and pay over to such successor all monies or other property then held by such predecessor upon the trusts in this Agreement expressed. Any right of the Owners against a predecessor Trustee in its individual capacity shall survive the resignation or removal of such predecessor, shall survive the dissolution and termination of the Trust, and shall survive the termination, amendment, supplement, and/or restatement of this Agreement.

Any successor Trustee, however appointed, shall be a bank or trust company satisfying the requirements of Section 3807(a) of the Act. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Trustee may be transferred, shall, subject to the preceding sentence, be the Trustee under this Agreement without further act.

4.7 Fees and Expenses. The Trustee shall receive as compensation for its services under this Agreement the fees set forth on Exhibit E. The Trustee shall not have any obligation by virtue of this Agreement to spend any of its own funds, or to take any action that could result in its incurring any cost or expense.

4.8 Signatory Trustee. The Manager will appoint in its sole discretion, and at all times, a co- trustee to serve with the Trustee for the purpose of performing all obligations and duties other than fulfilling the Trust’s obligations pursuant to Section 3807(a) of the Act, including, but not limited to executing any documentation that may require the signature of more than one trustee of the Trust (the “Signatory Trustee”) . The Trust hereby grants the Signatory Trustee the power to act and sign documents on behalf of the Trust pursuant to the terms of this Section 4.8. The Manager may appoint additional Signatory Trustees and replace any Signatory Trustee. The Signatory Trustee shall not receive any compensation for its services. The initial Signatory Trustee shall be the Manager.

5. Concerning the Manager.

5.1 Power and Authority. The activities and affairs of the Trust shall be managed exclusively by or under the direction of the Manager. Except as otherwise provided in this Agreement, the Manager shall have full power and authority, and is hereby authorized and empowered, to manage the Trust Estate and the activities and affairs of the Trust, subject to and in accordance with the terms and provisions of this Agreement; provided, however, that the Manager shall have no power to engage on behalf of the Trust in any activities that the Trust could not engage in directly; further provided, however, that the Manager shall at all times be subject to the control and authority of the Trust. The Manager shall have the power and authority, and is hereby authorized, empowered and directed by the Trust, to enter into, execute and deliver, and to cause the Trust to perform its obligations under, each of the Transaction Documents to which the Trust is or becomes a party or signatory and, in furtherance thereof, the Depositor, at any time prior to the issuance of the Conversion Notice, may confirm such authorization, empowerment and direction and otherwise direct the Manager in connection with the management of the activities and affairs of the Trust. The Manager may, in its sole discretion, employ such Persons (on its own behalf or on behalf of the Trust), including Affiliates of the Manager, as it deems necessary for the efficient operation of the Trust. In the event the Manager determines it is necessary due to leasing or other activities, the Manager may, in its sole discretion, hire a property manager, which may be an Affiliate of the Manager.

5.2 Manager’s Capacity. The Manager acts solely as an agent of the Trust and not in its individual capacity, and all Persons having any claim against the Manager by reason of the transactions contemplated by this Agreement, the Transaction Documents or any other document shall look only to the Trust Estate for payment or satisfaction thereof. Notwithstanding any provision of this Agreement to the contrary, the Manager shall not have any liability to any Person except for its own willful misconduct, bad faith, fraud or gross negligence, and shall have no other duties or obligations, fiduciary or otherwise, except as set forth in this Agreement.

5.3 Duties.

5.3.1 The Manager has primary responsibility for performing the administrative actions set forth in this Section 5.3. In addition, the Manager shall have the obligations with respect to a Transfer Distribution and a potential sale of the Trust Estate as set forth in Section 9. The Manager shall not have any duty or obligation under or in connection with this Agreement or the Trust, or any transaction or document contemplated hereby, except as expressly provided by the terms of this Agreement, and no implied duties or obligations shall be read into this Agreement against the Manager. The right of the Manager to perform any discretionary act enumerated herein shall not be construed as a duty. To the fullest extent permitted by law, including without limitation Section 3806 of the Act, the Manager’s duties and liabilities relating thereto to the Trust and the Owners shall be restricted to those duties expressly set forth in this Agreement and liabilities relating thereto. For the avoidance of doubt, the Manager’s duties are limited to the maximum extent permitted under Section 3806(e) of the Trust Act. The Manager expressly reserves the right to invest in, pursue, develop, own, manage, operate or otherwise participate in all business opportunities of any nature for its own account, including opportunities that may directly or indirectly compete with the Trust or the Projects.

5.3.2 Without limiting the generality of Section 5.3.1 upon and after the issuance of the Conversion Notice, the Manager is hereby authorized and directed, as agent of the Trust, to take each of the following actions as necessary to conserve and protect the Trust Estate:

(a) enter into an asset management agreement for the purpose of managing the Projects;

(b) comply with the terms of the Leases and the Loan Documents;

(c) make, or cause to be made, any repairs necessary to maintain the Projects;

(d) collect rents and make distributions in accordance with Section 7;

(e) enter into any agreement for purposes of enabling an Owner to complete a like-kind exchange;

(f) notify the relevant parties of any default by them under the Transaction Documents;

(g) solely to the extent necessitated by the bankruptcy or insolvency of the Tenant or any other tenant at the Projects, if the Trust has not terminated under Section 9.2, enter into a new lease with respect to the Projects or renegotiate or refinance any debt secured by the Project (including, without limitation, the Loan);

(h) any action that, in the opinion of tax counsel to the Trust, would not have an adverse effect on either the treatment of the Trust as an “investment trust” within the meaning of Treasury Regulations Section 301.7701-4(c) or of each Owner as a “grantor” within the meaning of Code Section 671; and

(i) monitor the Tenant’s actions and in the event it appears that the Tenant intends to make a modification which is more than minor non-structural, then either sell the applicable Project or transfer it to the Springing LLC as described in Section 9.2.1, unless the modifications occurs within the first three years following the Conversion Date, in which case the Manager shall transfer the applicable Project to the Springing LLC as described in Section 9.2.1.

The foregoing notwithstanding, from and after the issuance of the Conversion Notice, under no circumstances shall the power or authority of the Manager include the ability to take any action that would cause the Trust to cease to constitute an “investment trust” within the meaning of Treasury Regulations Section 301.7701-4(c). After the issuance of the Conversion Notice, the power and authority of the Manager shall be strictly and narrowly construed so as to preserve and protect the status of the Trust as an “investment trust” for federal income tax purposes.

5.3.3 The Manager shall keep customary and appropriate books and records relating to the Trust and the Trust Estate and shall certify such reports to the Lender if required by the Loan Documents. The Manager shall keep customary and appropriate books and records of account for the Trust at the Manager’s principal place of business; provided, however, any inspection, examination and copying of the Trust’s books and records (i) shall only be for any purpose reasonably related to the Owner’s interest as an Owner of the Trust as determined by the Manager in the Manager’s sole and absolute discretion and (ii) shall be limited to information regarding the business and financial condition of the Trust. The Owners may inspect, examine and copy the Trust’s books and records at any time during normal business hours. The Manager shall maintain appropriate books and records in order to provide reports of income and expenses with respect to the Trust Estate to each Owner as necessary for such Owner to prepare such Owner’s income tax returns. Notwithstanding the foregoing, no Owner shall have the right to information regarding the other Owners and the Manager shall not disclose such information to any Owner.

5.3.4 The Manager shall promptly furnish (i) to the Owners copies of all notices and other items required to be distributed to them pursuant to the Transaction Documents (unless the Manager believes them to have been sent directly to the Owners) and (ii) to the Lender all documents required by the Loan Documents.

5.3.5 The Manager shall not be required to act or refrain from acting under this Agreement or the Loan Documents if the Manager determines, or has been advised by counsel, that such action or lack of action may result in personal liability, unless the Manager is indemnified by the Trust and the Owners against any liability and costs (including reasonable legal fees and expenses) in a manner and form reasonably satisfactory to the Manager.

5.3.6 The Manager shall not, on its own behalf (as opposed to actions that the Manager is required to perform on behalf of the Trust), have any duty to (i) (A) file, record or deposit any document, (B) maintain any filing, recording or deposit of any document or (C) refile, rerecord or redeposit any such document, (ii) obtain or maintain any insurance on the Projects, (iii) maintain the Projects, (iv) pay or discharge any tax levied against any part of the Trust Estate, (v) confirm, verify, investigate or inquire into the failure to receive any reports or financial statements from any party obligated under the Loan Documents to provide such reports or financial statements, (vi) inspect the Projects at any time or (vii) ascertain or inquire as to the performance or observance of any of the covenants of any Person under the Loan Documents.

5.3.7 Subject to the other provisions of this Agreement, the Manager shall manage, control, dispose of or otherwise deal with the Trust Estate consistent with its duties to conserve and protect the Trust Estate.

5.3.8 The Manager shall provide to each Person who becomes an Owner a copy of this Agreement.

5.3.9 Upon written request by the Trustee, the Manager shall provide to the Trustee a copy of the Ownership Records.

5.3.10 All payments to be made by the Manager under this Agreement shall be made from the Trust Estate.

5.3.11 All prior acts of the Manager relating to any filings or documents to permit the Trust to transact business in each state in which the Projects are located, or otherwise relating to the organization of the Trust, are hereby ratified and approved.

5.4 Indemnification. Subject to and subordinate to the Loan, the Trust, to the full extent of the Trust Estate, shall (i) reimburse the Manager for all reasonable expenses (including reasonable fees and expenses of counsel and other professionals) incurred in connection with the negotiation, execution, delivery, or performance of, or exercise of rights or powers under, this Agreement, (ii) to the fullest extent permitted by law, indemnify, defend and hold harmless the Manager, and the officers, directors, employees and agents of the Manager (collectively, the “Manager Indemnified Persons”), from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel and other professionals), taxes and penalties, of any kind and nature whatsoever, arising out of or imposed upon or asserted at any time against such Manager Indemnified Persons, including without limitation on the basis of ordinary negligence on the part of any such Manager Indemnified Person, with respect to or in connection with this Agreement, the Trust, or any transaction or document contemplated hereby (“Manager Expenses”); provided, however, that the Trust shall not be required to indemnify a Manager Indemnified Person for Manager Expenses to the extent such Manager Expenses result from the willful misconduct, bad faith, fraud or gross negligence of any Manager Indemnified Person and (iii) to the fullest extent permitted by law, advance to each such Manager Indemnified Person Manager Expenses incurred by such Manager Indemnified Person in defending any claim, demand, action, suit or proceeding, in connection with this Agreement, the Trust, or any transaction or document contemplated hereby prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Trust of an undertaking, by or on behalf of such Manager Indemnified Person, to repay such amount unless a court of competent jurisdiction renders a final, nonappealable judgment that includes a specific finding of fact that such Manager Indemnified Person is not entitled to be indemnified therefor under this Section 5.4. The obligations of the Trust under this Section 5.4 shall survive the resignation or removal of the Manager and the termination, amendment, supplement and/or restatement of this Agreement.

5.5 Fees and Expenses. Subject to and subordinate to the Trust Obligations under the Loan Documents, the Manager shall receive as compensation for its services hereunder the fees set forth on Exhibit E. The Manager shall not have any obligation by virtue of this Agreement to spend any of its own funds, or to take any action that could result in its incurring any cost or expense.

5.6 Sale of Trust Estate by Manager is Binding. Any sale or other conveyance of the Trust Estate or any part thereof by the Manager pursuant to the terms of this Agreement shall bind the Trust and the Owners and be effective to transfer or convey all rights, title and interest of the Trust and the Owners in and to the Trust Estate.

5.7 Removal; Resignation; Succession. The Manager may resign at any time by giving at least 60 days’ prior written notice to the Class A Owner. Class A Owners holding a majority of the Beneficial Interests may at any time remove the Manager for cause by written notice to the Manager. For purposes of this Section 5.7, “cause” shall result only from the willful misconduct, bad faith, fraud or gross negligence of the Manager; provided that under no circumstances shall “cause” result from any action or omission of the Manager intended to preserve the rights of Owners to effect like-kind exchanges in respect of their respective Beneficial Interests. Such resignation or removal shall be effective upon the acceptance of appointment by a successor manager as hereinafter provided. Notwithstanding the forgoing or anything in this Agreement to the contrary, the removal of the Manager shall not be effective without the prior written consent of the Manager until the Manager and each of its Affiliates have been fully removed from any guarantee and indemnity obligations they may have with respect to any Loan. In case of the removal or resignation of the Manager, Class A Owners holding a majority of the Beneficial Interests, with the prior written consent of the Lender, if required, may appoint a successor manager by written instrument. Notwithstanding anything to the contrary herein, if upon the resignation of the Manager it designates a successor Manager within 10 days of its notice of resignation, such designated Manager shall become the successor Manager without further action by the Class A Owners. If a successor manager shall not have been appointed within 60 days after the Manager gives notice of its resignation or is removed, any of the Owners (including Class A Owners), may apply to any court of competent jurisdiction in the United States to appoint a successor manager to act until such time, if any, as a successor manager shall have been appointed as provided above and provided that, if required, the consent of the Lender is obtained if the Loan is outstanding. Any successor manager so appointed by such court shall immediately and without further act be superseded by a successor manager appointed as provided above within one year from the date of the appointment by such court. Any successor manager, however appointed, shall execute and deliver to its predecessor Manager an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the rights, powers and duties of the predecessor Manager in the trusts hereunder with like effect as if originally named the Manager herein. Upon the written request of such successor manager, such predecessor Manager shall execute and deliver an instrument transferring to such successor, upon the trusts herein expressed, all the rights, powers and duties of such predecessor Manager. Any right of the Owners against a predecessor Manager in its individual capacity shall survive the resignation or removal of such predecessor Manager, the dissolution and termination of the Trust and the termination, amendment, supplement and/or restatement of this Agreement. Notwithstanding the foregoing, and without regard to whether or not the Operating Partnership owns an Interest, the Operating Partnership or its designee shall have the sole and exclusive right (except for Cause as set forth above) to remove and replace the Manager at any time with a substitute manager of its choosing. The terms of this Section 5.7 are subject to the terms and conditions of the Loan Documents.

5.8 Rights and Powers of Depositor Prior to Conversion Notice. Prior to the issuance of the Conversion Notice, the Depositor shall have the right and power, at its sole discretion (but subject to the restrictions in Section 3), to:

5.8.1 Contribute additional assets to the Trust;

5.8.2 Cause the Trust to negotiate or re-negotiate loans or leases; and

5.8.3 Cause the Trust to sell all or any portion of its assets and re-invest the proceeds of such sale or sales.

It is expressly understood by the Depositor that these powers are inconsistent with the ability to classify the Trust as an “investment trust” under Treasury Regulations Section 301.7701-4(c), and the Trust shall not be so classified prior to the issuance of the Conversion Notice.

5.9 Issuance of Conversion Notice. The Depositor may, at any time in its sole discretion, issue the Conversion Notice to the Manager, with a copy to the Trustee which Conversion Notice will cause the Trust to constitute an investment trust beginning the next calendar day. Upon issuance of the Conversion Notice, the Depositor shall no longer have any of the rights or powers set forth in Section 5.8. Instead, the Depositor shall have the same rights and powers as apply to a Class A Owner (as set forth in Section 6.2). In no event may any Class A Interests be issued to Investors until at least the next Business Day after the Conversion Date.

5.10 Reports by Manager. The Manager shall furnish annual reports to each of the Owners as to the amounts of rent received from the Tenant, the expenses incurred by the Trust, the amount of any Reserves and other amounts applied to meet requirements under the Loan Documents, and the amount of cash distributed by the Trust to the Owners.

6. Beneficial Interests.

6.1 Confirmation of Purchase of Class A Interests.

6.1.1 On the Effective Date, only Class A Interests in the Trust shall be outstanding, all of which shall be owned by the Depositor. The Percentage Share of the Class A Owner prior to the issuance of any Class A Interests to Investors shall be 100%.

6.1.2 No earlier than the next Business Day after the Conversion Date, a Class A Interest shall be issued to each Investor who has executed a Purchase Agreement, been accepted as an Investor by the Trust and contributed all cash required by it to be contributed to the Trust. No portion of the cash contributed by the Investors to the Trust will be placed into any Reserves with respect to the Projects. The amount of cash contributed by, and the Percentage Share of, each Investor shall be set forth in the Purchase Agreement for each Investor.

6.2 Rights and Powers of Class A Owners. Other than the rights set forth in Section 5.7 of the this Agreement, which rights expressly supersede the provisions of this Section 6.2, the sole right of the Class A Owners shall be to receive distributions from the Trust as a result of the Trust’s ownership or sale of the Projects. The Class A Owners shall not have the right or power to direct in any manner the actions of the Trust, the Tenant, the Depositor or the Manager in

connection with the management or operation of the Trust or the Projects (other than the rights set forth in Section 5.7 of this Agreement). The Class A Owners shall have no voting rights, including as to whether or not the Projects are sold pursuant to this Agreement (other than the rights set forth in Section 5.7 of this Agreement). In addition, the Class A Owners shall not have the right or power to:

6.2.1 Contribute additional assets to the Trust;

6.2.2 Cause the Trust to negotiate or re-negotiate loans or leases; or

6.2.3 Cause the Trust to sell all or any portion of its assets and re-invest the proceeds of such sale or sales.

6.3 Contributions by the Class A Owners: Issuance of Class A Interests and Reduction in Depositor’s Class A Interests. All cash contributed by Investors in exchange for Class A Interests shall be used by the Trust to repurchase a corresponding portion of the Class A Interests then held by the Depositor. With respect to each contribution by a Class A Owner and related repurchase of a portion of the Class A Interests then held by the Depositor, the reduction of the Percentage Share of the Depositor shall be equal to the Percentage Share granted by the Trust to the contributing Class A Owner. All funds received by the Trust from the Investors shall be used to repurchase a corresponding portion of the Class A Interests then held by the Depositor, so that in no event may such repurchase result in a net increase or decrease in the corpus of the Trust.

The Manager agrees to use its best efforts to cause the Trust to sell all Class A Interests within 365 days from the Conversion Date.

6.4 Agreement to be Bound. Any Owner shall be deemed, by virtue of executing the Signature Page to be bound by the provisions of this Agreement.

6.5 Ownership Records. The Manager shall at all times be the Person at whose office a request for transfer or for exchange and where notices and demands to or upon the Trust in respect of a Beneficial Interest may be served. The Manager shall keep Ownership Records, which shall include records of the transfer and exchange of Beneficial Interests. Notwithstanding any provision of this Agreement to the contrary, transfer of a Beneficial Interest in the Trust, or of any right, title or interest therein, shall occur only upon and by virtue of the entry of such transfer in the Ownership Records.

6.6 Restrictions on Transfer. Subject to compliance with applicable federal and state securities laws, the terms of this Agreement and any requirements in the Loan Documents, all or any portion of the Beneficial Interest of any Owner may be assigned or transferred without the prior consent of any of the Trust, the Trustee, the Depositor, the Manager and the other Owners. All expenses of any such transfer shall be paid by the assigning or transferring Owner. Any transfer that results in a violation of this Section 6.6 shall, to the fullest extent permitted by law, be null, void and of no effect whatsoever.

6.7 Conditions to Admission of New Owners. An assignee or transferee of the Beneficial Interest of an Owner shall only become an Owner upon such assignee’s or transferee’s written acceptance and adoption of this Agreement, as manifested by its execution and delivery to the Manager of a counterpart signature page substantially in the form of Exhibit C (the “Signature Page”). The Manager shall provide copies of such document to the Trustee.

6.8 Limit on Number of Owners. Notwithstanding anything to the contrary in this Agreement, (i) at no time shall the number of Owners exceed 480 Persons and (ii) at no time shall the Trust permit 25% or more of the Beneficial Interests to be acquired by retirement and other plans subject to ERISA. Any transfer that results in a violation of this Section 6.8 shall, to the fullest extent permitted by law, be null, void and of no effect whatsoever.

6.9 Representations, Warranties, Acknowledgements and Agreements of Owners.

6.9.1 Each Owner hereby accepts and reconfirms the representations and warranties contained in that certain Purchase Agreement, including but not limited to, Section 5 in the Purchase Agreement.

6.9.2 Each Owner hereby represents and warrants that (i) to the extent applicable, the execution, delivery and performance of this Agreement (A) has been duly authorized by such Owner, (B) does not require such Owner to obtain any consent or approval that has not been obtained and (C) does not contravene or result in a default under (1) any provision of any law or regulation applicable to such Owner, (2) the governing documents of such Owner or (3) any agreement or instrument to which such Owner is a party or by which such Owner is bound and (ii) this Agreement is valid, binding and enforceable against such Owner in accordance with its terms.

6.9.3 Each Owner hereby represents and warrants that it is (i) a citizen or resident of the U.S. (including certain former citizens and former long-term residents), (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of such income or (iv) a trust, if (A) the administration of the trust is subject to the primary supervision of a U.S. court and the trust has one or more U.S. persons with authority to control all substantial decisions or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

6.9.4 Each Class A Owner hereby represents and warrants that it shall, for federal income tax purposes, report the purchase of its Class A Interest as a purchase by it of a direct ownership interest in the Projects.

6.9.5 Each Owner hereby (i) acknowledges and agrees that it has no ability to (A) seek partition of the Trust Estate or petition for a portion of the assets of the Trust or (B) file, or consent to the filing of, a petition in bankruptcy on behalf of the Trust and (ii) consents that it shall not take any action that consents to, aids, supports, solicits or otherwise cooperates in the filing of an involuntary bankruptcy proceeding involving the Trust.

6.10 Status of Relationship. This Agreement shall not be interpreted to impose a partnership or joint venture relationship on the Owners either at law or in equity. Accordingly, no Owner shall have any liability for the debts or obligations incurred by any other Owner, with respect to the Trust Estate or otherwise, and no Owner shall have any authority, other than as specifically provided herein, to act on behalf of any other Owner or to impose any obligation with respect to the Trust Estate. Neither the power to provide direction to the Trustee, the Manager or any other Person, nor the exercise thereof by any Owner, shall cause such Owner to have duties (including fiduciary duties) or liabilities relating thereto to the Trust or to any Owner.

6.11 Owners and the Trust. The Owners shall not have legal title to the Trust Estate. The death, incapacity, dissolution, termination or bankruptcy of any Owner shall not result in the termination or dissolution of the Trust. No Owner has (i) an interest in specific Trust property or (ii) except as expressly provided herein, any right to demand and receive from the Trust an in-kind distribution of the Trust Estate or any portion thereof. Each Owner expressly waives any right, if any, under the Act to seek a judicial dissolution of the Trust, to terminate the Trust or, to the fullest extent permit by law, to partition the Trust Estate.

7. Distributions and Reports.

7.1 Distributions in General. The Manager shall distribute the Trust’s net cash flow to the Owners in accordance with their Percentage Share on a monthly basis (beginning with the month after acquiring the Project), after (i) paying or reimbursing the Manager for any fees or expenses incurred by the Manager on behalf of the Trust (including fees of the Trustee and the Manager), (ii) retaining such additional amounts as the Manager determines are necessary to pay anticipated ordinary current and future Trust expenses and taxes (“Reserves”) and (iii) to satisfy debt service and related expenses on the Loan and any other requirements imposed under the Loan Documents. Reserves and any other cash retained pursuant to this Section 7.1 shall be invested by the Manager only in Permitted Investments. All amounts distributable to the Owners pursuant to this Agreement shall be paid by check or in immediately available funds by transfer to a banking institution with bank wire transfer facilities for the account of such Owner, as instructed from time to time by such Owner on or before the last Business Day of each calendar quarter.

7.2 Distributions upon Dissolution. In the event of the Trust’s dissolution in accordance with Section 9, all of the Trust Estate as may then exist after the winding up of its affairs in accordance with the Act (including, without limitation, subsections (d) and (e) of Section 3808 of the Act) and providing for all costs and expenses, including any income or transfer taxes which may be assessed against the Trust, whether or not by reason of the dissolution of the Trust shall be distributed to those Persons (or on behalf of the Owners as set forth in Section 9.2) who are then Owners in proportion to their respective Percentage Shares. Upon winding up the affairs of the Trust, the Manager shall provide the Trustee written confirmation of the dissolution and the completion of winding up of the Trust and shall authorize and direct the Trustee to execute and file in the office of the Secretary of State a certificate of cancellation in accordance with the Act.

7.3 Cash and Other Accounts. Subject to the Loan Documents, the Manager shall be responsible for receiving all cash from the Tenant and placing such cash into one or more accounts as required under the distribution and investment obligations of the Trust under Section 7.1.

8. Reliance; Representations; Covenants.

8.1 Good Faith Reliance. Neither any Trustee nor the Manager shall incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably and in good faith believed by such Trustee or the Manager to be genuine and signed by the proper party or parties thereto. As to any fact or matter the manner of ascertainment of which is not specifically described herein, the Trustee and the Manager may for all purposes hereof rely on a certificate, signed by or on behalf of the Person executing such certificate, as to such fact or matter, and such certificate shall constitute full protection of the Trustee and/or the Manager for any action taken or omitted to be taken by them in good faith in reliance thereon. The Trustee and the Manager may conclusively rely upon any certificate furnished to such Person that on its face conforms to the requirements of this Agreement. Each of the Trustee and the Manager may (i) exercise its powers and perform its duties by or through such attorneys and agents as it shall appoint with due care, and it shall not be liable for the acts or omissions of such attorneys and agents and (ii) consult with counsel and other experts, and shall be entitled to rely upon the advice of counsel and other experts, selected by it in good faith and shall be protected by the advice of such counsel and other experts in anything done or omitted to be done by it in accordance with such advice. In particular, no provision of this Agreement shall be deemed to impose any duty on any Trustee or the Manager to take any action if such Person shall have been advised by counsel that such action may involve it in personal liability or is contrary to the terms hereof or to applicable law. For all purposes of this Agreement, the Trustee shall be fully protected in relying upon the most recent Ownership Records delivered to the Trustee by the Manager.

8.2 No Representations or Warranties as to Certain Matters.

8.2.1 NEITHER THE TRUSTEE NOR THE MANAGER, EITHER WHEN ACTING HEREUNDER IN ITS CAPACITY AS A TRUSTEE OR MANAGER OR IN ITS INDIVIDUAL CAPACITY, MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, WITH REGARD TO THE TRUST ESTATE OR ANY PART THEREOF, AS TO (i) TITLE, LOCATION, VALUE, CONDITION, WORKMANSHIP, DESIGN, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE, (ii) ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, (iii) ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, (iv) ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR (v) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

8.2.2 NEITHER THE TRUSTEE NOR THE MANAGER, EITHER WHEN ACTING HEREUNDER AS A TRUSTEE OR MANAGER OR IN ITS INDIVIDUAL CAPACITY, MAKES ANY REPRESENTATION, WARRANTY OR COVENANT AS TO THE VALIDITY OR ENFORCEABILITY OF TRANSACTION DOCUMENTS OR AS TO THE CORRECTNESS OF ANY STATEMENT CONTAINED IN ANY THEREOF, EXCEPT AS EXPRESSLY MADE BY SUCH TRUSTEE OR THE MANAGER IN ITS INDIVIDUAL CAPACITY. EACH OF THE TRUSTEE AND THE MANAGER REPRESENTS AND WARRANTS TO THE BENEFICIAL OWNERS THAT IT HAS AUTHORIZED, EXECUTED AND DELIVERED THIS AGREEMENT.

9. Termination.

9.1 Termination in General. The Trust shall not have perpetual existence and instead shall be dissolved and wound up in accordance with Section 3808 of the Act after the issuance of the Conversion Notice, upon the first to occur of a Complete Transfer Distribution or the sale of the last Project pursuant to Section 9.3, at which time each Owner’s Percentage Share of the Trust Estate shall be distributed to such Owner in accordance with Section 7.2 in full and complete satisfaction and redemption of its Beneficial Interests.

9.2 Transfer Distribution. Subject to the terms and conditions of the Loan Documents and, if applicable, Section 3.3, and upon the first to occur of (a) a sale of the Trust Estate pursuant to Section 9.3 or (b) if the Conversion Notice has been issued and the Manager determines that (i) the Tenant has failed to timely pay rent due under the Leases after the expiration of any applicable notice and cure provisions in the Leases, if any, (ii) the Tenant files for bankruptcy, seeks appointment of a receiver, makes an assignment for the benefit of its creditors or there occurs any similar event, or (iii) the Trust is otherwise in violation of Section 3.2.3, and if the Manager determines in writing that dissolution of the Trust is necessary and appropriate to preserve and protect the Trust Estate for the benefit of the Owners, then the Manager shall take one of the following actions: (1) to the extent circumstances described in this Section 9.2 apply to all of the Trust Estate, then the Manager shall (A) dissolve and wind up the Trust in accordance with Section 3808 of the Act by transferring title to the assets comprising the Trust Estate to a newly formed Delaware limited liability company (the “Springing LLC”) that has a limited liability company agreement substantially similar to that set forth in Exhibit D, and (B) causing the limited liability company interests in the Springing LLC to be distributed to the Owners in complete satisfaction of their Beneficial Interests in order to consummate the dissolution of the Trust (a “Complete Transfer Distribution”); or (2) to the extent the circumstances described in Section 9.2 apply to less than all of the Trust Estate (i.e., one or more but less than all of the Projects), then the Trust shall not terminate but rather the Manager shall (A) transfer title to the relevant Project or Projects to one or more newly formed Delaware limited liability company(ies) (any such company, a “Restructure Springing LLC”) that has a limited liability company agreement substantially similar to that set forth in Exhibit D, and (B) distribute the limited liability company interests in the Restructure Springing LLC to the Owners in partial liquidation of the Trust (a “Partial Transfer Distribution”). To the fullest extent permitted by applicable law, the Manager shall be fully protected in any such determination made in good faith, and shall have no liability to any Person, including without limitation the Owners, with respect thereto, and each Owner hereby releases Manager from any liability (and waives any rights to claims) with respect to any such determination made in good faith. If a determination has been made to dissolve the Trust under this Section 9.2, the Manager may, in its discretion and upon advice of counsel, utilize such other form of transaction (including, without limitation, a conversion of the Trust into a limited liability company if then permitted by applicable law) to accomplish the transaction contemplated by the Complete Transfer Distribution or Partial Transfer Distribution, provided that such alternative form of transaction is entered into to preserve and protect the Trust Estate for the benefit of the Owners and is in compliance with the Act.

9.3 Sale of the Projects.

9.3.1 The Trust shall sell the Projects (which for purposes of this Section 9.3 shall mean all of the underlying properties that comprise the Projects) at any time after the Projects have been held by the Trust for at least three years in the sole discretion of the Manager. The Projects may be sold separately and at different times, subject to the Loan Documents. The Manager shall sell the Trust Estate, and is hereby authorized and directed to sell the Trust Estate, at any time after the third anniversary of the Conversion Date upon a determination by the Manager (in its sole discretion) that a sale of the Trust Estate is appropriate. In connection with any sale of the Projects under this Section 9.3, the Manager shall be responsible for (i) providing notice to the Trustee that a sale of the Trust Estate is appropriate, (ii) conducting the sale of the Projects and (iii) subject to Section 3808 of the Act, after paying all amounts due to the Trustee and Manager hereunder, and the Lender, if any, distributing the balance of the Trust Estate (net of any closing costs and fee due to the Manager) to the Owners in full and complete satisfaction of their Beneficial Interests. The Manager is expressly instructed to take all reasonable action that would enable the sale to qualify with respect to each Owner as a like-kind exchange within the meaning of Section 1031 of the Code. Any sale of the Projects shall be on an “as is, where is” basis and without any representations or warranties by the Trust, any Trustee or the Manager (other than as to ownership of the Projects and authority to enter into the sale). The Trust may engage third-party real estate brokers to assist in the sale of the Projects and pay customary fees in addition to any fees paid pursuant to Section 9.5.

9.4 Liability of Manager. To the fullest extent permitted by law, the Manager shall be fully protected in any determination made in good faith pursuant to Sections 9.2 and 9.3 and shall have no liability to any Person, including without limitation the Owners, Trust or the Trustee, with respect thereto.

9.5 Certificate of Cancellation. Upon the completion of the dissolution and winding up of the Trust and upon receipt of a signed direction from the Manager, the Trustee shall, as appropriate, cancel the Certificate of Trust or reflect the conversion contemplated by Section 9.2.2 by executing and causing a certificate of cancellation or certificate of conversion to be filed in the office of the Secretary of State (as well as undertaking any other means then required under applicable law).

10. Fair Market Value Option.

10.1 Investors’ Grant of Option. By executing this Agreement, each of the Investors does hereby grant to the Operating Partnership, its affiliates, successors or assigns (in such capacity, the “Option Holder”) the right (the “Fair Market Value Option”), but not the obligation, to require that each such Investor to exchange his, her or its Class A Interest(s) for limited partnership units (the “OP Units”) in the Operating Partnership (subject to Section 10.7). Such OP Units shall be denominated as Class T OP Units, provided, however, that each Investor will be provided the ability to elect, subject to satisfying the criteria set forth in CFIT’s prospectus, to receive certain other classes of OP Units in lieu of Class T OP Units on such terms and conditions as the Option Holder may determine at the time of the exercise of the Fair Market Value Option. The OP Units will be uncertificated and in book-entry form. For the avoidance of doubt, the Operating Partnership may, in its sole and absolute discretion, assign the Fair Market Value Option to any wholly owned subsidiary or successor entity of the Operating Partnership, or any party acquiring, or the successor to, a significant portion (as determined by the Operating Partnership in its sole and absolute discretion) of the Operating Partnership’s assets.

10.2 Investors’ Cash Election. Notwithstanding Section 10.1, if the Option Holder exercises the Fair Market Value Option, then each Investor may elect (by following the procedure specified in Section 10.4.2 below) to sell his, her or its Class A Interest(s) to the Operating Partnership for cash rather than exchange such Class A Interest(s) for OP Units; provided, however, the Option Holder may, in its sole discretion, impose a maximum amount of cash (the “Cash Amount Cap”) payable to Cash Election Investors (as defined in Section 10.4.2 below); provided, further, the Option Holder expects that at least twenty- five percent (25%) of the aggregate consideration offered to all Investors in connection with its exercise of the Fair Market Value Option will be cash. For the avoidance of doubt, the Investors will not have the right to continue to retain a Class A Interest in the Trust following the Option Holder’s exercise of its Fair Market Value Option.

10.3 Timing of Exercise. Notwithstanding anything to the contrary, the Option Holder may not exercise the Fair Market Value Option until the second (2nd) anniversary of the completion or other termination of the offering of Class A Interests to Investors pursuant to a Confidential Private Placement Memorandum with respect to the Class A Interests in the Trust.

10.4 Procedure.

10.4.1 The Option Holder shall exercise the Fair Market Value Option by delivering to the Investors a Notice of Exercise, a form of which is attached as Exhibit G to this Agreement. The date shown on the Notice of Exercise is herein referred to as the “Exercise Date.”

10.4.2 If an Investor desires to sell his, her or its Class A Interest(s) to the Operating Partnership for the cash, then he, she or it shall so notify the Option Holder in writing (the “Cash Election Notice”) within ten (10) business days of the Exercise Date (the “Cash Election Deadline”). Investors who provide a Cash Election Notice to the Option Holder by the Cash Election Deadline are herein referred to individually as a “Cash Election Investor” and collectively as “Cash Election Investors.” Any Investor who does not provide a Cash Election Notice to the Option Holder by the Cash Election Deadline will be deemed to have agreed to exchange his, her or its Class A Interest(s) for OP Units.

10.4.3 Each Investor will receive an amount of OP Units or an amount of cash (the “Cash Amount”), as applicable, with an aggregate value equal to the fair market value of such Investor’s Class A Interest as of the Exercise Date (the “Interest FMV”); provided, however, if the aggregate amount of cash requested by all Cash Election Investors exceeds the Cash Amount Cap, then each Cash Election Investor will receive (A) an amount of cash equal to the product of (I) a fraction, the numerator of which is such Cash Election Investor’s Percentage Share and the denominator of which is the aggregate Percentage Share of all Cash Election Investors, and (II) the Cash Amount Cap (such product, the “Modified Cash Amount”), and (B) an amount of OP

Units with a value equal to such Investor’s Interest FMV less such Investor’s Modified Cash Amount; provided, further, the Cash Amount or Modified Cash Amount payable to each Cash Investor shall be reduced by a fee equal to 1.0% of such Cash Amount or Modified Cash Amount (the “Redemption Fee”) and the Redemption Fee shall be paid to Cantor Fitzgerald Income Advisors, LLC. In conjunction with its determination of the amount of OP Units, the Cash Amount (less the Redemption Fee) or the amount of OP Units and the Modified Cash Amount (less the Redemption Fee) that each Investor shall receive, the Operating Partnership shall determine the Unit FMV, each Investor’s Interest FMV, and the Real Estate FMV in accordance with Section 11.05 below.

10.4.4 Each Investor will execute such documents and provide such signatures as the Option Holder or Operating Partnership may reasonably require in connection with the exercise of the Fair Market Value Option, including, but not limited to, executed copies of any required transfer tax returns, an affidavit of non-foreign status under Code Section 1445, evidence of due authorization, execution and delivery in connection with the transfer of the Class A Interest, and any other additional customary and commercially reasonable documentation required to effectuate the transfer to the Operating Partnership.

10.4.5 Once the Option Holder and the Operating Partnership have received any and all documents and signatures required in connection with the exercise of an Fair Market Value Option (such date of final receipt, the “Receipt Date”), the Operating Partnership shall transfer:

(a) to any Investor who is not a Cash Election Investor, the OP Units to which such Investor is entitled within sixty (60) business days of the Receipt Date; and

(b) to any Cash Election Investor, (I) the Cash Amount (less the Redemption Fee) or (II) the OP Units and the Modified Cash Amount (less the Redemption Fee) to which such Cash Election Investor is entitled within one hundred eighty (180) days of the Receipt Date.

10.5 Federal Income Tax Treatment. The Investors’ transfer of their Interests to the Operating Partnership in exchange for OP Units pursuant to the Fair Market Value Option is intend to qualify as a tax-deferred exchange under Code Section 721.

10.6 Tax Protection Agreement. Each Investor who transfers his, her or its Interest to the Operating Partnership in exchange for OP Units pursuant to the Fair Market Value Option will be offered the opportunity to enter into a Tax Protection Agreement, in the form attached hereto as Exhibit H, with CFIT and the Operating Partnership.

10.7 Determination of Fair Market Value.

10.7.1 Fair Market Value of OP Units. The Operating Partnership shall determine the fair market value of the OP Units as of the Exercise Date by reference to the most recently determined (prior to the Exercise Date, pursuant to valuation procedures determined by the management of CFIT and described in CFIT’s prospectus) net asset value (“NAV”) per share of the class of CFIT Common Stock that corresponds to the class of OP Units that the Investor is receiving, provided, however, that if such NAV calculations are not being performed at the time of the exercise of the Fair Market Value Option, such fair market value of the OP Units shall be determined by the management of CFIT in good faith at such time (the “Unit FMV”).

10.7.2 Fair Market Value of Class A Interests. The Operating Partnership, in its sole discretion, shall determine each Investor’s Interest FMV by multiplying:

(a) the Investor’s Percentage Share by

(b) the fair market value of the Projects (less the outstanding amount of the Loan) as of the Exercise Date (the “Real Estate FMV”) as determined by an independent appraisal firm selected by the Operating Partnership.

For the avoidance of doubt, no discounts for lack of liquidity or minority interests shall be considered in determining an Investor’s Interest FMV.

10.8 Continued Existence of Trust. Notwithstanding anything to the contrary in this Agreement, the Trust shall survive the Option Holder’s exercise of the Fair Market Value Option; provided, however, once the Operating Partnership has delivered the OP Units, the Cash Amount (less the Redemption Fee), or the OP Units and the Modified Cash Amount (less the Redemption Fee) to the Investors pursuant to Section 10.4.5, the Trust shall take any and all necessary actions to cease to be treated as a fixed investment trust under Regulations Section 301.7701-4(c) and instead be treated as a “disregarded entity” under Regulations Section 301.7701-3 for federal income tax purposes.

10.9 Assignment of Fair Market Value Option; Substitute for OP Units. In the event of the assignment of the Fair Market Value Option, if the Option Holder exercises the Fair Market Value Option, and if OP Units are no longer available to be used as consideration in connection therewith, the Option Holder will have the right, in lieu of such OP Units, to issue consideration in the form of ownership interests in such Option Holder or its designee, on terms and conditions (including the determination of the value of such ownership interests and the income tax consequences to the Investors resulting from the receipt of such ownership interests in exchange for Class A Interests pursuant to the exercise of the Fair Market Value Option) as consistent as practicable as determined by the Option Holder in good faith with the terms described in this Article 10.

11. Miscellaneous.

11.1 Limitations on Rights of Other Persons. Nothing in this Agreement, whether express or implied, shall provide to any Person, other than the Depositor, the Trustee, the Manager, the Owners and the Trust, any legal or equitable right, remedy or claim hereunder.

11.2 Successors and Assigns. All covenants and agreements contained herein shall be binding upon and inure to the benefit of the Depositor, the Trustee, the Manager, the Owners, and the Trust and their respective successors and assigns, all as herein provided. Any request, notice, direction, consent, waiver or other writing or action by any such Person shall bind its successors and assigns.

11.3 Usage of Terms. With respect to all terms in this Agreement: (i) the singular includes the plural and the plural includes the singular, (ii) words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, (iii) references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein, (iv) references to Persons include their successors and permitted assigns and (v) the term “including” means “including without limitation.”

11.4 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

11.5 Amendments. To the fullest extent permitted by applicable law, neither this Agreement nor any term or provision hereof may be amended, supplemented, waived, discharged or terminated orally, but, subject to Section 3.3, only by a signed writing executed by and among the Manager and the parties adversely affected, if any.

11.6 Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be in writing, and given by (i) overnight courier or (ii) hand delivery, and shall be deemed to have been duly given when received. Notices shall be provided to the parties at the addresses specified below.

If to the Depositor or
the Operating Partnership:	Cantor Fitzgerald Income Trust Operating Partnership, L.P.
110 East 59th Street
New York, New York 10022
ATTN: Chris A. Milner
Email: cmilner@cantor.com

with a copy to:

Seyfarth Shaw LLP
233 S. Wacker Drive
Suite 8000
Chicago, Illinois 60606-6448
Attention: Steven Meier
Facsimile: (312) 460-7548
Telephone: (312) 460-5548

If to the Manager:	CF Net Lease Portfolio Manager IV, LLC
110 East 59th Street
New York, New York 10022
ATTN: Chris A. Milner
Email: cmilner@cantor.com

with a copy to:

Seyfarth Shaw LLP
233 S. Wacker Drive
Suite 8000
Chicago, Illinois 60606-6448
Attention: Steven Meier
Facsimile: (312) 460-7548
Telephone: (312) 460-5548

If to the Trust	CF Net Lease Portfolio IV DST
110 East 59th Street
New York, New York 10022
ATTN: Chris A. Milner
Email: cmilner@cantor.com

If to the Trustee:	Delaware Trust Company
251 Little Falls Drive
Wilmington, Delaware 19808
Attn: Corporate Trust Administration
Facsimile: (302) 636-8666
Email: trust@delawaretrust.com

If to the Lender:	Citigroup Global Markets Realty Corp.
390 Greenwich Street, 7th Floor
New York, New York 10013

with a copy to:

Katten Muchin Rosenman LLP

550 S. Tryon Street, Suite 2900

Charlotte, NC 28202-4213

Attention: Daniel S. Huffenus

If to an Owner, at such Person’s address as specified in the most recent Ownership Records.

From time to time the Depositor, the Trustee, the Trust or the Manager may designate a new address for purposes of notice hereunder by notice to the others and any Owner may designate a new address for purposes of notice hereunder by notice to the Manager.

11.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflict of law principles). The laws of the State of Delaware pertaining to trusts (other than the Act) shall not apply to this Agreement.

11.8 Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in New York, New York.

11.9 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

11.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each of the parties hereby waives any provision of applicable law that renders any such provision prohibited or unenforceable in any respect.

11.11 Signature of Class A Owners. Each Investor will execute the Signature Page for Owners of the Trust in substantially the form set forth on Exhibit D in connection with its acquisition of Class A Interests. By executing this Agreement or the Signature Page, as applicable, each Owner hereby (x) acknowledges and agrees to be bound by the terms of this Agreement and the LLC Agreement when and if the Springing LLC is formed and (y) in furtherance of the foregoing, hereby grants to the Manager (including any successor to the initial Manager named herein), a special and limited power of attorney, as the attorney-in-fact for such Investor, with full power and authority, in the name and on behalf of such Owner: (i) to execute and acknowledge, and to swear to the execution and acknowledgment of, the LLC Agreement and (ii) to execute and deliver such other documents, and to take such other acts, as are not inconsistent with the provisions of this Agreement and the Manager deems necessary or desirable for the purpose of effecting a Transfer Distribution and the formation and organization of the Springing LLC in connection therewith. The foregoing power of attorney may be exercised by the Manager, as manager of the Springing LLC, for such Owner by the signature of the Manager acting as attorney-in-fact for such Owner or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed. In light of such Owner’s agreement to be bound by the LLC Agreement pursuant to this Section 11.11, each Owner hereby acknowledges and agrees that (i) such Owner shall be deemed to have executed the LLC Agreement when executed by its attorney-in-fact named herein and (ii) the LLC Agreement shall be fully enforceable against such Owner, notwithstanding the lack of such Owner’s actual signature thereon.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

THE TRUSTEE:

Delaware Trust Company, a Delaware corporation

By:	/s/ James L. Grier
Name:	James L. Grier
Title:	Assistant Vice President

THE DEPOSITOR AND THE OPERATING PARTNERSHIP:		THE MANAGER:

Cantor Fitzgerald Income Trust Operating Partnership, L.P., a Delaware limited partnership		CF Net Lease Portfolio Manager IV, LLC, a Delaware limited liability company

By: Cantor Fitzgerald Income Trust, Inc., its general partner		By: CF DST Holdings, LLC, a Delaware limited liability company, its sole member

		By:	/s/ Chris A. Milner
Chris A. Milner, President
By:	/s/ Chris A. Milner
Chris A. Milner, President

Signature Page to Second Amended and Restated Trust Agreement